SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 2, 2010

BLUEGREEN CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts

(State or other jurisdiction of incorporation)

0-19292	03-0300793

(Commission File Number)	(IRS Employer Identification No,)

4960 Conference Way North, Suite 100, Boca Raton, Florida 33431

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (561) 912-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Timeshare Loan Securitization

On September 2, 2010, Bluegreen Corporation (“Bluegreen”) completed a term securitization transaction of the lowest FICO®-score loans previously financed in its timeshare receivables purchase facility with Branch Banking and Trust Company (“BB&T”) (the “BB&T Purchase Facility”). In this private placement transaction, BXG Legacy 2010 LLC, a wholly-owned special purpose subsidiary of Bluegreen, issued $27.0 million of notes payable (the “Notes”) secured by a portfolio of timeshare receivables totaling $36.1 million (the “Legacy Securitization”). The coupon rate on the Notes is 12%, which were sold at a discount to yield 18.5%. The sale of the Notes generated proceeds to Bluegreen of $24.3 million (before fees and customary reserves and expenses), all of which was used to pay down a portion of the outstanding balance under the BB&T Purchase Facility. Bluegreen has guaranteed the principal payments for defaulted vacation ownership loans in the Legacy Securitization at amounts equivalent to the then-current advance rate inherent in the notes, any shortfalls in monthly interest distributions to the Legacy Securitization investors and any shortfall in the ultimate principal payment on the notes on the stated maturity date of September 2025.

Substantially all of the timeshare receivables backing the Notes were generated prior to December 15, 2008, the date that Bluegreen implemented its FICO® score-based credit underwriting program, and were primarily loans with FICO® scores below 600.

After the consummation of the Legacy Securitization, approximately $111.6 million of loans continued to be held in the BB&T warehouse facility. Bluegreen intends to pursue a securitization of the eligible remaining BB&T warehouse loans, and believes that the credit profile of these loans and Bluegreen’s performance history for loans within the applicable FICO® score stratification are consistent with other timeshare securitization transactions which have been recently consummated. These loans have a weighted-average FICO® score of approximately 715, which is also consistent with the credit profile of new loans being originated by Bluegreen. There can be no assurances that this anticipated securitization will be completed on favorable terms if at all.

The Legacy Securitization is being treated as a secured borrowing for financial reporting purposes.

$125 Million Timeshare Receivables Purchase Facility

On September 2, 2010, Bluegreen amended and restated the BB&T Purchase Facility, extending the revolving advance period under the facility to August 31, 2011. The facility limit will initially revolve up to $125.0 million. Should a “takeout financing” (as defined in the applicable facility agreements) occur prior to August 31, 2011, the facility limit will decrease to $50.0 million. The BB&T Purchase Facility provides for the financing of our timeshare receivables at an advance rate of 67.5%, subject to the terms of the facility, eligible collateral and customary terms and conditions. The advance rate on prospective advances will decrease to 65% once the outstanding balance under the BB&T Purchase Facility is equal to or greater than $100.0 million but less than $110.0 million, and will further decrease to 62.5% when the outstanding balance is equal to or greater than $110.0 million. The BB&T Purchase Facility is nonrecourse and was not guaranteed by Bluegreen.

The outstanding balance and availability under the BB&T Purchase Facility as of September 7, 2010 is approximately $87.9 million and $37.1 million. Bluegreen will continue to equally share with BB&T in the excess cash flows generated by the receivables sold (excess meaning after customary payments of fees, interest and principal under the facility) until the advance rate on the existing receivables reduces to 67.5% as the outstanding balance amortizes. The interest rate on the BB&T Purchase Facility will initially be the Prime rate plus 3.5%, but will increase to the Prime rate plus 4.5% once the outstanding balance under the BB&T Purchase Facility is equal to or greater than $100.0 million but less than $110.0 million, and will further increase to the Prime rate plus 5.5% when the outstanding balance is equal to or greater than $110.0 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	September 7, 2010

By:	/S/ ANTHONY M. PULEO

Anthony M. Puleo
Senior Vice President, Chief Financial Officer & Treasurer

EXHIBIT INDEX

10.198 -	BXG Legacy 2010 LLC, Standard Definitions, dated as of August 1, 2010.

10.199 -

Indenture between BXG Legacy 2010 LLC as Issuer, Bluegreen Corporation as Servicer, Vacation Trust, Inc. as Club Trustee, Concord Servicing Corporation as Backup Servicer and U.S. Bank National Association, as Indenture Trustee, Paying Agent, Custodian and Account Intermediary, dated August 1, 2010.

10.200 -	Sale Agreement by and among Bluegreen Corporation, BXG Timeshare Trust I as Seller and BXG Legacy 2010 LLC as Issuer dated August 1, 2010.

10.214 -

Third Amended and Restated Indenture dated August 1, 2010 between BXG Timeshare Trust I as Issuer, Bluegreen Corporation as Servicer, Vacation Trust, Inc. as Club Trustee, Concord Servicing Corporation as Backup Servicer, U.S. Bank, National Association as Indenture Trustee, Paying Agent and Custodian, and Branch Banking and Trust Company as Agent.

10.215 -

Third Amended and Restated Standard Definitions to Indenture dated August 1, 2010 between BXG Timeshare Trust I as Issuer, Bluegreen Corporation as Servicer, Vacation Trust, Inc. as Club Trustee, Concord Servicing Corporation as Backup Servicer, U.S. Bank, National Association as Indenture Trustee, Paying Agent and Custodian, and Branch Banking and Trust Company as Agent.

10.216 -

Third Amended and Restated Note Funding Agreement dated August 1, 2010 among BXG Timeshare Trust I as Issuer, Bluegreen Corporation as Seller and Servicer, Bluegreen Timeshare Finance Corporation I as Depositor, various Purchaser Parties, and Branch Banking and Trust Company as Agent.